CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated February 11, 2004, which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-44227 and 811-06489 of Dreyfus Florida Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York
April 12, 2004